Exhibit 99.1

E2open Acquires SERUS Corporation

Extends Supply Chain Visibility Deeper Into Technology-Driven Manufacturing Supply Chains

June 4, 2014

FOSTER CITY, Calif. — (BUSINESS WIRE) — E2open (NASDAQ: EOPN), the leading provider of cloud-based solutions for collaborative planning and execution across global trading networks, today announced the acquisition of SERUS Corporation, a market leader in extended supply chain management (SCM) for high tech companies, for approximately $18.5 million at closing (comprised of approximately $14.5 million in cash and $4.0 million in E2open common stock), with up to an additional $7.5 million in cash contingent upon the achievement of certain revenue-related financial performance milestones. By combining SERUS’ robust technology with the E2open Business Network, the company extends its dominance in the high tech supply chain with the addition of technology for design for manufacturing, contracts and compliance, as well as early stage visibility in the semiconductor and technology-driven discrete manufacturing industries.

As product life cycles and new product introductions (NPI) have accelerated in the technology marketplace, SERUS adds industry-leading, cloud-based capabilities in collaboration and managing process intellectual property (IP), NPI, and engineering change orders (ECOs). These additions provide the E2open Business Network with extended visibility into outsourced semiconductor manufacturing. With the growing dependence on semiconductor-based products, the addition of SERUS’ capabilities has a broad range of applications in key industries such as medical devices, aerospace and defense, automotive, industrial equipment and telecommunications.

“I am pleased to announce the addition of SERUS to E2open and our Business Network of more than 38,000 worldwide trading partners,” said Mark Woodward, President and CEO, E2open. “SERUS’ market-leading technology platform extends visibility deeper into manufacturing and greatly complements E2open’s portfolio of cloud-based connectivity, business process and analytics solutions. SERUS’ impressive customer roster of semiconductor industry leaders and its employees with significant high tech expertise perfectly align with E2open’s traditional strength in high tech.”

SERUS orchestrates the data and decision-making from engineering to operations and finance for companies in near real-time when disruptive changes occur that will impact output, inventory, costs and ultimately customer satisfaction. Dealing with issues such as demand spikes, propagation of engineering changes, or supplier interruptions, SERUS monitors all supply chain progress on a granular level, allowing partners to review detailed root cause analysis and make recommendations for solutions to problems that arise. For high tech companies whose survival depends on complex and outsourced supply chains, SERUS’ cloud-based monitoring and adept analysis is the high technology standard bearer. SERUS customers include: AMD, Cypress, Flextronics, IDT, Juniper, Nvidia, Oracle and Qualcomm/Atheros.

“The combination of SERUS and E2open provides the broadest set of capabilities for business networks in the market today,” said Bob Ferrari, Founder and Executive Editor of Supply Chain Matters. “Incorporating product management information and bidirectional collaboration with contract manufacturers and design partners will enable companies to more effectively compete on responsiveness, quality, and speed to market.”

“SERUS and E2open have a common mission—to offer the industry’s leading platform for end-to-end visibility,” said Hari Menon, CEO, SERUS. “The deeper visibility into semiconductor and high tech companies’ supply chains and earlier design and manufacturing processes offers better decision-making, more flexibility and earlier notification of any potential upstream disruptions.”

About E2open

E2open (NASDAQ: EOPN) is the leading provider of cloud-based, on-demand software solutions enabling enterprises to procure, manufacture, sell, and distribute products more efficiently through collaborative planning and execution across global trading networks. Enterprises use E2open solutions to gain visibility into and control over their trading networks through the real-time information, integrated business processes, and advanced analytics that E2open provides. E2open customers include Celestica, Cisco, HGST, HP, IBM, Lenovo, L’Oréal, LSI, Motorola Solutions, Seagate, and Vodafone. E2open is headquartered in Foster City, California with operations worldwide. For more information, visit www.e2open.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including, without limitation, statements regarding E2open’s acquisition of SERUS, the combination of SERUS’ capabilities and technologies with E2open’s Business Network and solutions, and the results of such combination. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the Company’s results could differ materially from the results expressed or implied by the forward-looking statements we make.

The risks and uncertainties referred to above include, but are not limited to, risks associated with the Company’s ability to successfully integrate newly-acquired companies or businesses; the Company’s growth strategy; the Company’s plans for future products; the Company’s operating results; the Company’s ability to anticipate future market demands and future needs of its customers; the Company’s customer concentration; the Company’s ability to effectively manage its growth; the Company’s expectations regarding expenses, sales and operations; anticipated trends and challenges in the markets in which the company operates; the Company’s competition; and the Company’s ability to successfully enter new markets and manage its international expansion.

Further information on these and other factors that could affect the Company’s financial results is included in the filings made with the Securities and Exchange Commission, including the Company’s annual and quarterly reports on Form 10-K and Form 10-Q, respectively. These documents are available on the SEC Filings section of the Investor Relations section of the Company’s website at: investor.e2open.com. E2open, Inc. assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

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IR Contact

ICR, Inc.

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investor.relations@e2open.com